FOR IMMEDIATE RELEASE	Investor Contact: Martie Edmunds Zakas
November 29, 2011	Sr. Vice President - Strategy, Corporate Development & Communications
770-206-4237
mzakas@muellerwp.com
Media Contact: John Pensec
Director - Corporate Communications & Public Affairs
770-206-4240
jpensec@muellerwp.com

MUELLER WATER PRODUCTS REPORTS SUBSEQUENT FOURTH QUARTER INFORMATION

(ATLANTA) Mueller Water Products, Inc. (NYSE: MWA) announced today that, subsequent to its fourth quarter earnings announcement on November 1, 2011, management determined that a non-cash adjustment of $2.5 million was necessary to certain health and welfare accrued liabilities and related expenses at September 30, 2011. This adjustment did not result in any material misstatement of any previously issued financial statements. Please refer to our annual report on Form 10-K for additional information.

On November 9, 2011, Jefferson County, Alabama filed for bankruptcy protection. At September 30, 2011, US Pipe maintained a contra liability for a utility expense refund of $0.8 million from Jefferson County. That amount is now considered at greater risk of not being recovered, and US Pipe has recorded a valuation allowance for this full amount in the fourth quarter of 2011 as compared to the results of operations included in the Company's fourth quarter earnings announcement.

Safe Harbor Statement

This annual report contains certain statements that may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address activities, events or developments that we intend, expect, plan, project, believe, or anticipate will or may occur in the future are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding general economic conditions, spending by municipalities, the outlook for the residential and non-residential construction markets, the market reception of Mueller Systems' and Echologics' products and services, the remediation of the material weakness in our internal control over financial reporting and the outcome of our evaluation of strategic alternatives for US Pipe and the impacts of these factors on our businesses. Forward-looking statements are based on certain assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions and expected future developments. Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

•	the spending level for water and wastewater infrastructure;

•	the level of manufacturing and construction activity;

•	our ability to service our debt obligations; and

•	the other factors that are described under the section entitled “RISK FACTORS” in our most recently filed Form 10-K.

Undue reliance should not be placed on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements except as required by law.

About Mueller Water Products, Inc.

Mueller Water Products, Inc. is headquartered in Atlanta, GA and manufactures and markets products and services that are used in the transmission, distribution and measurement of safe, clean drinking water and in water treatment facilities.  Our broad product portfolio includes engineered valves, fire hydrants, pipe fittings, water meters and ductile iron pipe, which are used by municipalities, as well as the residential and non-residential construction industries. Net sales for the year ended September 30, 2011 were $1.3 billion and total employees were approximately 4,800 at September 30, 2011. The Company operates primarily through three segments: Mueller Co., US Pipe and Anvil. The Company's common stock trades on the New York Stock Exchange under the ticker symbol MWA. For more information about Mueller Water Products, Inc., please visit our website at www.muellerwaterproducts.com.
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